EMPLOYMENT AND NONCOMPETE AGREEMENT

     THIS AGREEMENT, dated this first day of August, 1992, is made by and among JAMES T. GRAVES, a resident of the State of Missouri ("Executive"); MISSOURI-NEBRASKA EXPRESS, INC., an Iowa corporation ("Employer") and MNX INCORPORATED, a Missouri corporation (" MNX").


                                RECITALS

     A. Employer and the subsidiaries of MNX are engaged in the business of freight transportation services, both providing and arranging transportation of goods.

     B. Executive desires to be employed by Employer as its President and Employer desires to employ Executive in such capacity under the terms set forth herein.


                             AGREEMENT

     In consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, sufficiency of which is hereby acknowledged by Executive and Employer, the parties agree as follows:

1.   Employment and Term of Employment.

     Employer hereby employs Executive and Executive hereby accepts employment which Employer for the term commencing on the date hereof and continuing for a period of five (5) years subsequent to the date hereof , unless sooner terminated as provided in Section 5.

2.   Duties and Authority.

     2.01 Duties and Position of Executive. Executive shall undertake and assume the responsibility for those duties that Employer's Board of Directors shall, from time to time, assign to Executive. Executive's principal duties as of the date of this Agreement shall be and are those typically performed by the President of a company; however, Employer may, for any reason whatsoever, reassign Executive's duties to another person.

      Executive has been elected as President of Employer; however, nothing contained in this Agreement shall be interpreted to require Employer's Board of Directors to elect Executive to any corporate office or to prevent Employer's Board of Directors, in their sole discretion and without cause, from removing Executive from an office to which he may be elected.

     Executive shall, at all times, faithfully and to the best of his ability, experience and talents, perform the duties set forth herein or to which Executive may, in the future, be assigned, always acting solely in the best interests of the Employer.

     2.02 Time Devoted to Employment. Executive shall devote his full time and attention to performance of the above described assigned employment duties; provided, however, he shall be allowed to engage in the private practice of law for a limited number of clients on a basis that will not interface or conflict with Executive responsibilities
under this Agreement.   The Executive will not be involved in any
transportation ventures other than those of the Employer without the advance written authorization of the Employer's Board of Directors which will not be unreasonably withheld.

     It is also understood that the Executive is not hereby precluded from engaging in appropriate civic, charitable or religious activities or from devoting a limited amount of time to private investments that do not compete with the business of Employer.

     In the event the Employer's Board of Directors shall reassign the duties of the Executive as President to another person, the Executive shall thereafter serve as Vice Chairman and General Counsel of MNX and as a member of the Executive Committee of MNX, engaged in the performance and management of legal services of Employer and MNX and those specific projects which are assigned to the Executive and which are consistent with his experience and competence.

3.   Compensation.

     During the term of this Agreement, Employer shall pay to Executive the following compensation:

     3.01 Base Salary. Executive shall be paid an initial base salary of One Hundred Seventy Five Thousand and No/100 Dollars ($175,000) per year ("Base Salary"), payable in equal bi-weekly installments on alternate Fridays. Employer's Board of Directors shall have the complete discretion to increase or decrease Executive's salary at any time; however, it shall not be reduced to less than the original Base Salary. Executive shall be given equal consideration, along with other members of senior executive management, for merit, longevity, and cost of living salary increases.

     3.02 Bonus. Commencing January 1, 1992, Executive shall participate equally in any senior executive management bonus program established by Employer.

     3.03 Fringe Benefits. Executive shall receive all of the fringe benefits Employer offers to other members of senior executive management.

     3.04 Reimbursement of Expenses. Employer shall reimburse Executive for ordinary, necessary and reasonable business expenses incurred to conduct or promote Employer's business, including travel and entertainment, provided Executive submits an itemization of such expenses and supporting documentation therefor, all according to Employer's generally applicable procedures.

     3.05 Stock Options. By separate document, Employer shall provide Employee with an option to purchase 60,000 shares of Employer's common stock, exercisable at not more than $8.25 per share, which shall vest January 1, 1992, exercisable one year after vesting. All such options shall lapse 10 years subsequent to vesting.

4.   Nondisclosure and Noncompetition.

     Executive hereby covenants and agrees as follows:

     4.01 Confidentiality. Executive acknowledges that as a result of his employment by Employer, he has, in the past, used and acquired and, in the future, will use and acquire knowledge and information used by Employer in its business and which is not generally available to the public or to persons in the transportation industry, including, without limitation, its future products, services, patents and trademarks; designs; plans; specifications; models; computer software programs; test results; data; manuals; methods of accounting; financial information; devices; systems; procedures; manuals; internal reports; lists of shippers and carriers; methods used for and preferred by its customers; and the pricing structure of its existing and contemplated products and service, except such information known by Executive prior to his employment by Employer ("Confidential Information"). As a material inducement to Employer to enter into this Agreement, and to pay to Executive the compensation set forth herein, Executive agrees that, during the term of this Agreement and subject to the provisions of section 6.05 below, Executive shall not, directly or indirectly, divulge or disclose to any person, for any purpose, for a period of three (3) years after the termination of this Agreement, any Confidential Information, except to those persons authorized by Employer to receive Confidential Information and then only if use by such person is for Employer's benefit.

     4.02 Covenant Against Competition. During the term of this Agreement and subject to the provisions of section 6.05 below, for a period of three (3) years after the termination of this Agreement, Executive shall not have any interest in or be engaged by any business or enterprise that is in the business of providing motor freight transportation services or arranging for the transportation of goods, including any business that acts as a licensed property broker or shipper's agent, which is directly competitive with any aspect of the business Employer now conducts or which Employer is conducting or is in the process of developing at the time of any competitive actions by Executive ("Prohibited Activity") except to the extent provided in section 2.02. For purposes of this Section 4.02, Executive shall be deemed to have an "interest in or be engaged by a business or enterprise" if Executive acts (a) individually, (b) as a partner, officer, director, shareholder, employee, associate, agent or owner of any entity or (c) as an advisor, consultant, lender or other person related, directly or indirectly, to any business or entity that is engaging in, or is planning to engage in, any Prohibited Activity. Ownership of less than five percent (5%) of the outstanding capital stock of a publicly traded entity that engages in any Prohibited Activity shall not be a violation of this Section 4.02.

     4.03 Employment of Other Employees by Executive. During the term of this Agreement and, subject to the provisions of section 6.05 below, for a period of three (3) years after the termination of this Agreement , Executive shall not directly or indirectly solicit for employment, or employ, except on behalf of Employer, any person who was an employee of Employer at any time during the six (6) months preceding such solicitation or employment.

     4.04 Judicial Amendment. If a court of competent jurisdiction determines any of the limitations contained in this Agreement are unreasonable and may not be enforced as herein agreed, the parties hereto expressly agree this Agreement shall be amended to delete all limitations judicially determined to be unreasonable and to substitute for those limitations found to be unreasonable the maximum limitations such court finds to be reasonable under the circumstances.

     4.05 Irreparable Injury. Executive acknowledges that his abilities and the services he will provide to Employer are unique and that his failure to perform his obligations under this Section 4 would cause Employer irreparable harm and injury. Executive further acknowledges that the only adequate remedy is one that would prevent him from breaching the terms of Section 4. As a result, Executive and Employer agree that Employer's remedies may include preliminary injunction, temporary restraining order or other injunctive relief against any threatened or continuing breach of this Section 4 by Executive. Nothing contained in this Section 4.05 shall prohibit Employer from seeking and obtaining any other remedy, including monetary damages, to which it may be entitled.

5.   Termination.

     5.01 Events Causing Termination. This Agreement shall terminate upon the first of the following events to occur:

     a)   At the end of  five (5) years subsequent to the date hereof;

     b)   On the date of Executive's death;

     c) At Employer's option, upon Executive's disability as defined in section 5.02 (a) below, effective on the day Executive receives notice from Employer that it is exercising its option granted by this Section to terminate this Agreement;

     d) On the day Executive receives written notice from Employer that Executive's employment is being terminated for cause, as defined in section 5.02 (b) below;

     e) Fifteen (15) days after receipt by Executive of notice from Employer specifying any act of insubordination or failure to comply with any instructions of Employer's Board of Directors or any act or omission that Employer's Board of Directors believes, in good faith, materially does, or may, adversely affect Employer's business or operations provided Executive fails to remedy or cease said acts within said fifteen (15) day period;

     f) On the date Executive resigns or, at the Company's option, the date Executive commits any act that is a material breach of this Agreement; and

     g) At Executive's option, on the date Employer commits any act that is a material breach of this Agreement.

     5.02 Definitions. For purposes of Section 5.01 the following definitions shall apply:

     a) "Disability" means Executive's inability, because of sickness or other incapacity, whether physical or mental, to perform his duties under this Agreement for a period in excess of one hundred eighty (180) substantially consecutive days, as professionally determined by two medical doctors licensed to practice medicine, one of which is selected by the Employer and one of which is selected by the Executive. In the event the doctors should disagree as to whether the Executive is disabled, they shall select a third licensed medical doctor to make such termination which shall be binding on the parties hereto.

     b) "Cause" means (i) a willful failure by Executive to substantially perform his duties hereunder, other than a failure resulting from Executive's incapacity to do so because of physical or mental illness, (ii) a willful act by Executive that constitutes gross misconduct and which is materially injurious to Employer, (iii) Executive's commitment of any act of dishonesty toward Employer, theft of corporate property or unethical business conduct or (iv) Executive's conviction of any felony involving dishonest, or immoral conduct.

6.   Payments Upon Termination.

     6.01 Payments Upon Executive's Death or Disability. Upon the termination of this Agreement pursuant to Section 5.01 (b) (death) or
Section 5.01 (c) (disability), Employer shall pay, or cause to be paid, to Executive, his designated beneficiary or his legal representative,

     a) the Base Salary and fringe benefits through the period ending twelve (12) months after occurrence of the event causing termination; and

     b) all necessary, ordinary, and reasonable business expenses incurred by Executive prior to termination of this Agreement.

Employer shall not be obligated to make any other payments to Executive.

     6.02 Payments Upon Expiration of Term or Termination, for Cause, Insubordination, Resignation or Breach by Executive. Upon termination of this Agreement pursuant to Section 5.01 (a) (lapse of term),
Section 5.01 (d) (cause), Section 5.01 (e) (insubordination), or
Section 5.01 (f) (resignation or breach by Executive), Employer shall pay, or cause to be paid, to Executive,

     a) the Base Salary and fringe benefits for the period ending on the date this Agreement is terminated pursuant to the appropriate subsection of Section 5.01; and

     b) all necessary, ordinary, and reasonable business expenses incurred by Executive prior to termination hereof.

Employer shall not be obligated to make any other payments to Executive.
     6.03 Payments Upon Termination for Breach by Employer. Upon termination of this Agreement pursuant to Section 5.01 (g) (Employer's breach), Employer shall pay to Executive all of the compensation set forth in Section 3 thru the period ending on the fifth anniversary of this Agreement . All compensation paid by Employer under the terms of this Section 6.03 shall be paid in the manner set forth in Section 3.

     6.04 Payment of Amounts Due Upon Termination and Mitigation. If Executive is entitled to payment of Base Salary, fringe benefits or business expenses upon termination of this Agreement, Employer shall make said payments within the ordinary course of its business and pursuant to the terms hereof. All such payments shall be reduced by the amount of compensation earned by the Executive from other employment.

     6.05 Effect of Termination on Nondisclosure, Noncompete and
Nonsolicitation Provisions.

     a) All of the provisions of Section 4(confidentiality, noncompete and nonemployment of other employees ) of this Agreement shall survive termination hereof pursuant to Section 5.01 (d) (cause),
Section 5.01 (e) (insubordination) or Section 5.01 (f) (resignation) even though the remaining terms and provisions of this Agreement shall be void, including the terms of Section 3(compensation).

     b)   Upon termination of this Agreement pursuant to Section 5.01
(a) (lapse of term) Employer may elect to continue the obligations of Executive set forth in Section 4 (confidentiality noncompete and nonemployment) for so long as the Employer continues to provide all compensation set forth in Section 3, but not to exceed three years subsequent to termination.

     c) Upon termination pursuant to Section 5.01 (c) (disability) the provisions of Section 4 (confidentiality, noncompete and nonemployment of other employees) shall survive for one year thereafter.

     d)   Upon termination of this Agreement pursuant to Section 5.01
(g) (Employer breach), all of the provisions of Section 4
(confidentiality, noncompete and nonemployment of other employees) shall be void.

     6.06 Provisions Void Upon Termination. Except as specifically provided herein to the contrary, all terms and provisions of this Agreement shall be void upon any termination hereof.

7.   Conflict of Interest.

     During the term of this Agreement, Executive shall not, directly or indirectly, have any interest in any business which is a supplier of Employer without the express written consent of Employer's Board of Directors. Such interest shall include, without limitation, an interest as a partner, officer, director, stockholder, advisor or employee of or lender to such a supplier. An ownership interest of less than five percent (5%) in a supplier whose stock is publicly held or regularly traded shall not be a violation of this Section 7.

8.   Indemnification of Executive

     The Employer and MNX will indemnify the Executive and hold him harmless (including reasonable attorney fees and expenses) to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding in which the Executive is a party or witness as a result of his employment with the Employer. This indemnification shall survive the termination of this Agreement.


9.   General Provisions.

     9.01 Location of Employment. Executive's principal office shall be located at St. Joseph, Missouri, or at such other location where Employer and Executive shall mutually agree.

     9.02 Assignment. Neither party may assign any of the rights or obligations under this Agreement without the express written consent of the other party. For purposes of the foregoing sentence, the term "assign" shall not include an assignment of this Agreement by written agreement or by operation of law to any of Employer's wholly owned subsidiaries.

     9.03 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties' heirs, successors and assigns, to the extent allowed herein.

     9.04 Severability. The provisions of this Agreement are severable. The invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other part of this Agreement.

     9.05 Waiver. Waiver of any provision of this Agreement or any breach thereof by either party shall not be construed to be a waiver of any other provision or any subsequent breach of this Agreement.

     9.06 Notices. Any notice or other communication required or permitted herein shall be sufficiently given if delivered in person or sent by certified mail, return receipt requested, postage prepaid, addressed to:

   Employer:   MNX Incorporated
               c/o Missouri-Nebraska Express Inc.
               P.O. Box 939
               5310 St. Joseph Avenue
               St. Joseph, Missouri 64505
               Attention: Chairman of the Board

   cc:         Randy Sunberg
               Shook, Hardy & Bacon
               One Kansas City Place
               1200 Main Street
               Kansas City, Missouri 64105

   Executive:  James T. Graves
               One Lakeland Drive
               St. Joseph, MO 64506

or such other address as shall be furnished in writing by any such party. Any notice sent by the above-described method shall be deemed to have been received on the date personally delivered or so mailed. Notices sent by any other method shall be deemed to have been received when actually received by the addressee or its or his authorized agent.

     9.07 Applicable Law. Except to the extent preempted by federal law, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Missouri, without considering its laws or rules related to choice of law.

     9.08 Jurisdiction and Venue. Subject to the arbitration provision in section 9.11 below, the parties hereby consent, and waive any objection, to the jurisdiction of either the Circuit Court of Buchanan County, Missouri or the United States District Court for the Western District of Missouri over the person of either party for purposes of any action brought under or as the result of a breach of this Agreement. The parties agree that their execution of this Agreement constitutes doing or conducting business within the State of Missouri. The parties further consent that venue of any action brought under or as the result of a breach of this Agreement shall be proper in either of the above named courts and they each waive any objection thereto.

     9.09 Ownership and Return of Documents and Objects. Every plan, drawing, blueprint, flowchart, listing of source or object code, notation, record, diary, memorandum, worksheet, manual or other document, magnetic media and every physical object created or acquired by Executive as part of his employment by Employer, or which relates to any aspect of Employer's business, is and shall be the sole and exclusive property of Employer. Executive shall, immediately upon Employer's request or upon termination of this Agreement for any reason, deliver to Employer each and every original, copy, complete or partial reproduction, abstract or summary, however reproduced, of all documents and all original and complete or partial reproductions of all magnetic media or physical objects owned by Employer then in Executive's possession.

     9.10  Attorney's Fees.  Subject to the arbitration provision in
Section 9.11 below, if either party brings an action to enforce the terms hereof, the prevailing party in such action, on trail or appeal, shall be entitled to its reasonable attorney's fees, costs and expenses to be paid by the losing party as fixed by the court.

     9.11 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgement upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.


          9.12 Guaranty of Performance. Upon consummation of this Agreement, by and among the Executive, Employer, and MNX, MNX does hereby guarantee the performance of Employer, its successor and assigns pursuant to the terms and conditions of this Agreement. In consideration of MNX's guarantee as described above, the Employer and Executive hereby agree that MNX will have the option, at its sole discretion, to enforce the provisions of this Agreement. If MNX satisfies Employer's obligations under the terms of this Agreement, MNX shall have all of the rights Employer would have had hereunder absent its breach of this Agreement.

     WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.






                    THIS AGREEMENT CONTAINS A BINDING
                    ARBITRATION PROVISION WHICH MAY BE
                    ENFORCED BY THE PARTIES.



                    MISSOURI-NEBRASKA EXPRESS, INC.

                    By: /s/ J. Michael Head
                    ----------------------------------
                    (Employer)


                    /s/ James. T. Graves
                    ----------------------------------
                    James T. Graves, in his individual
                    capacity
                    (Executive)


                    MNX INCORPORATED
                    a Missouri corporation
                    By:  /s/ R. C. Matney
                    ----------------------------------
                    (MNX)